EXHIBIT 3(i).2

                                                   State of Delaware
                                                   Secretary of State
                                                   Division of Corporations
                                                   Delivered 12:00 PM 05/07/2003
                                                   Filed 12:006 PM 05/07/2003
                                                   SRV 030297642 - 3648702 FILE


                      STATE OF DELAWARE AGREEMENT OF MERGER

                           AGREEMENT OF MERGER BETWEEN
                                 W3 GROUP, INC.,
                         A DELAWARE DOMESTIC CORPORATION
                                       AND
                                 W3 GROUP, INC.,
                             A COLORADO CORPORATION

         This Plan and Agreement of Merger made and entered into on the 30th day of April, 2003, by and between W3 Group, Inc., a Delaware Corporation, and W3 Group, Inc. a Colorado Corporation.

                                   Witnesseth:
:
         WHEREAS, the Delaware Corporation is a Corporation organized and existing under the laws of the State of Delaware, its Certificate of Incorporation having been filed in the Office of the Secretary of State of Delaware on April 21, 2003; and

         WHEREAS, W3 Group, Inc. is a corporation organized and existing under the laws of the State of Colorado; and

         WHEREAS, the aggregate number of shares which the Colorado Corporation has authority to issue is 600,000,000; and

         WHEREAS, the Board of Directors of each f the constituent corporations deems it advisable that the Colorado Corporation be merged into W3 Group, Inc. on the terms and conditions hereinafter set forth, in accordance with the applicable provisions of the statutes of the States of Delaware and Colorado respectively, which permit such merger,

         NOW, THEREFORE;, in consideration of the promises and of the agreements, covenants and provisions hereinafter contained, the Delaware Corporation and the Colorado Corporation, by their respective Boards of Directors, have agreed and do hereby agree, each with the other as follows:

                                                     ARTICLE I

         The Colorado Corporation and the Delaware Corporation shall be merged into a single corporation, in accordance with applicable provisions of the laws of the State of Colorado and tbe State of Delaware, by the Colorado Corporation merging into the Delaware Corporation, which shall be the surviving corporation.

                                   ARTICLE II

         Upon the merger becoming effective as provided in the applicable laws of the State of Colorado and of the State of Delaware (the time when the merger shall so become effective being sometimes herein referred to as the "EFFECTIVE DATE OF THE MERGER");

         The two Constituent Corporations shall be a single corporation, which shall be W3 Group, Inc, as the Surviving Corporation, and the separate existence of W3 Group, Inc. shall cease except to the extent provided by the laws of the State of Colorado in the case of a corporation after its merger into another corporation.


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                                   ARTICLE III

         The Certificate of Incorporation of W3 Group, Inc. shall not be amended in any respect by reason of this Agreement of Merger.

                                   ARTICLE IV

         The manner of converting the outstanding shares of each of the Constituent Corporations shall be as follows:

         Each issued and outstanding share of Common Stock of the Colorado Corporation will be exchanged. for one share of Common Stock of the Delaware Corporation; and each issued and outstanding share of Series B Convertible Preferred Stock of the Colorado Corporation will be exchanged for one share of Series B Convertible Preferred Stock of the Delaware Corporation.

                                    ARTICLE V

         The surviving corporation agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of any constituent corporation of Delaware, as well as for enforcement of any obligation of the surviving corporation arising from this merger, including any suit or other proceeding to enforce the rights of any stockholder as determined in appraisal proceedings pursuant to the provisions of Section 262 of the Delaware General Corporation laws, and irrevocably appoints the Secretary of State of Delaware as its agent to accept service of process in any such suit or proceeding. The Secretary of' State shall mail any such process to the surviving corporation at 444 Madison Avenue, Suite 2904, New York, NY 10012.

         IN WITNESS WHEREOF, the Colorado Corporation and the Delaware Corporation, pursuant to the approval and authority duly given by resolutions adopted by their respective Boards of directors have caused this Plan and Agreement of Merger to be executed by an authorized officer of each party thereto.



W3 Group, Inc, a Delaware Corporation     W3 Group, Inc., a Colorado Corporation



By:    /S/  MARTIN J. SAPOSTICK           By:         /S/ ROBERT GORDON
    ---------------------------------         ---------------------------------
      Martin J. Sapostick, President              Robert Gordon, President